Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS AND PROVIDES COMPANY UPDATE

– Clinical and Preclinical Data for IPI-145 to Be Presented at ASH –

CAMBRIDGE, Mass. – November 7, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today reported its third quarter 2013 financial results and provided an update on its clinical pipeline. Earlier today, Infinity announced that five abstracts describing clinical and preclinical data for IPI-145, the company’s oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, will be presented at the American Society of Hematology (ASH) 2013 Annual Meeting, which is being held December 7-10 in New Orleans, Louisiana. Based on encouraging Phase 1 data for IPI-145 in advanced hematologic malignancies (or blood cancers), Infinity is conducting a Phase 2 study designed to evaluate the safety and efficacy of IPI-145 in patients with indolent non-Hodgkin lymphoma (iNHL) and is planning to initiate a Phase 3 study of IPI-145 in patients with chronic lymphocytic leukemia (CLL) in the fourth quarter of 2013.

“We are focused on rapidly progressing IPI-145 in the clinic, with the goal of establishing IPI-145 as the best-in-class PI3K inhibitor for the treatment of blood cancers. We are continuing to enroll patients in our Phase 2 study of IPI-145 in iNHL and are on track to start our Phase 3 study of IPI-145 in CLL by the end of the year. These two monotherapy trials are key components of our registration strategy,” commented Adelene Q. Perkins, Infinity’s chair and chief executive officer. “In addition to these monotherapy trials, we expect to announce additional studies in 2014 and beyond that are designed to continue to differentiate IPI-145 from other agents in development for blood cancers.”

Recent developments include the following:

•	New Data Supporting the Potential of IPI-145 in Blood Cancers to Be Presented at ASH: In a separate press release issued earlier today, Infinity announced that five abstracts have been accepted for presentation at the ASH 2013 Annual Meeting. Key results to be presented during the meeting include updated data from Infinity’s Phase 1 study evaluating the safety, clinical activity and pharmacokinetics of IPI-145 in patients with CLL. Updated topline Phase 1 data on the activity of IPI-145 in patients with iNHL and T-cell lymphoma will also be reported. Additionally, the company will present preclinical and/or translational data supporting the potential of IPI-145 across a range of hematologic malignancies, including iNHL, CLL, diffuse large B-cell lymphoma (DLBCL) and T-cell acute lymphoblastic leukemia (ALL).

Infinity will host a reception on Sunday, December 8, 2013, from 11:00 a.m. to 12:30 p.m. CT (12:00 p.m. to 1:30 p.m. ET) in New Orleans to review its PI3K program in hematologic malignancies and discuss the IPI-145 data being presented at the ASH 2013 Annual Meeting. The event will be webcast and can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. An archived version of the webcast will also be available.

IPI-145 also has therapeutic potential in inflammatory diseases, and Infinity is conducting a Phase 2 trial of IPI-145 in patients with rheumatoid arthritis as well as an exploratory, signal-finding Phase 2a study of IPI-145 in mild, allergic asthma.

•	Leadership Team Expanded: In September, Infinity announced the appointment of David A. Roth, M.D., as senior vice president, clinical development and medical affairs. In this role, Dr. Roth is responsible for the clinical development organization and clinical operations as well as medical affairs. Dr. Roth brings to Infinity over 20 years of experience in hematology and oncology research and development. Dr. Roth joined Infinity from Pfizer Inc. where he most recently served as a vice president in Pfizer’s oncology business unit.

•	Topline Data from Phase 2 Study of Retaspimycin HCl Reported: In September, Infinity reported topline data from its Phase 2 study of retaspimycin HCl, an Hsp90 inhibitor, in patients with non-small cell lung cancer (NSCLC). In this double-blind, randomized, placebo-controlled study, retaspimycin HCl did not meet its pre-specified efficacy endpoints for demonstrating an improvement in overall survival in the total patient population or in patients with squamous cell carcinoma. The company will not initiate any new trials with retaspimycin HCl.

Third Quarter 2013 Financial Results

•	At September 30, 2013, Infinity had total cash, cash equivalents and available-for-sale securities of $250.9 million, compared to $277.2 million at June 30, 2013.

•	Infinity did not record any revenue during the third quarter of 2013 or 2012.

•	Research and development (R&D) expense for the third quarter of 2013 was $26.9 million, which compares to $21.5 million for the same period in 2012. The increase in R&D expense for the third quarter of 2013 compared to the same period in 2012 was related to clinical development of IPI-145, partially offset by the discontinuation of development of the company’s Hedgehog pathway program.

•	General and administrative (G&A) expense was $7.3 million for the third quarter of 2013, which compares to $6.3 million for the same period in 2012. The increase in G&A expense for the third quarter of 2013 compared to the same period in 2012 was primarily related to increased stock-based compensation expense as well as market development activities as the company advances IPI-145 into late-stage development.

•	Net loss for the third quarter of 2013 was $33.9 million, or a basic and diluted loss per common share of $0.71, which compares to net income of $18.4 million, or a basic earnings per common share of $0.57 and a diluted earnings per common share of $0.52, for the same period in 2012.

Conference Call Information

Infinity will host a conference call at 4:30 p.m. ET today to review its third quarter 2013 financial results, share an update on its business and provide an overview of the ASH abstracts referenced above. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 34959052. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: the timing and type of data and updates from, as well as progress in, clinical trials of its PI3K program; plans to initiate additional clinical trials in its PI3K program; plans not to initiate new trials with retaspimycin HCl; its ability to execute on its strategic plans; and the therapeutic potential of IPI-145 and PI3K inhibition. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will initiate clinical trials or report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2013	December 31, 2012

Cash, cash equivalents and available-for-sale securities, including long term	$250,857	$326,635
Other current assets	4,701	3,731
Property and equipment, net	4,089	4,079
Other long-term assets	1,165	1,215

Total assets	$260,812	$335,660

Current liabilities	$23,536	$18,663
Due to Millennium, less current portion	6,405	6,252
Other long-term liabilities	611	540
Total stockholders’ equity	230,260	310,205

Total liabilities and stockholders’ equity	$260,812	$335,660

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Collaborative research and development revenue from Purdue entities	$—	$—	$—	$47,114
Operating expenses:
Research and development	26,857	21,495	73,168	78,578
General and administrative	7,319	6,294	21,424	20,771

Total operating expenses	34,176	27,789	94,592	99,349
Gain on termination of Purdue entities alliance	—	46,555	—	46,555

Income (loss) from operations	(34,176)	18,766	(94,592)	(5,680)
Other income (expense):
Interest expense	—	(533)	—	(1,908)
Income from Massachusetts tax incentive award	—	—	—	193
Investment and other income	238	170	737	416

Total other income (expense)	238	(363)	737	(1,299)

Net income (loss)	$(33,938)	$18,403	$(93,855)	$(6,979)

Earnings (loss) per common share:
Basic	$(0.71)	$0.57	$(1.96)	$(0.24)

Diluted	$(0.71)	$0.52	$(1.96)	$(0.24)

Weighted average number of common shares outstanding:
Basic	48,052,939	32,039,866	47,875,706	28,638,512

Diluted	48,052,939	35,173,223	47,875,706	28,638,512

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